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                                                                   Exhibit 10.46


                                PROMISSORY NOTE
                                 24 MONTH NOTE

$500,000                    UNIVERSAL SELF CARE, INC.               FEB 21, 1996

For value received, Universal Self Care, Inc. promises to pay H.T. Ardinger of 9040 Governors Row, Dallas, Texas, the principal sum of Five Hundred Thousand Dollars ($500,000.00) with interest starting February 21, 1996, on the unpaid principal at the rate of ten percent (10%) per annum. Accumulated interest to date is due and payable February 21, 1997 (the loan anniversary date). All remaining accumulated interest and principal is due and payable on February 21, 1998 (24 months from the loan origination).

Universal may pay any principal and/or accumulated interest in advance of the due dates without penalty. All payments of interest and principal are to be made in lawful money of the United States of America.

Should default be made in payment of principal and interest and action for collection be instituted on this Note, Universal promise to pay all reasonable attorney fees incurred in the collection of this debt.

In acceptance of above terms



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Brian D. Bookmeier                     H.T. Ardinger
President                              9040 Governors Row
Universal Self Care, Inc.              Dallas, Texas 75356
11585 Farmington Road
Livonia, Michigan 48150